Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY ANNOUNCES INCREASED DIVIDEND

EDINBURG, VA., (October 20, 2009) – The Board of Directors of Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) declared a cash dividend of $0.32 per share. The dividend is an increase of $0.02 per share or 7% over the 2008 dividend.  The dividend will be payable December 1, 2009, to shareholders of record on November 10, 2009.  The total payout to shareholders will be approximately $7.6 million.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol “SHEN.”  The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.